Exhibit 99.8(j)(ii)

Execution Copy

AMENDMENT TO
FUND PARTICIPATION AGREEMENT

This Amendment (this “Amendment”) dated December 10, 2020 amends the Fund Participation Agreement dated May 1, 2016, (the “Agreement”) made by and among Janus Distributors LLC, Janus Services LLC, and Protective Life and Annuity Insurance Company, on behalf of its separate accounts and associated contracts listed on Schedule A to the Agreement.

WHEREAS, the parties wish to amend the Agreement to update the separate accounts offering shares of the Clayton Street Trust listed in Schedule A to the Agreement;

NOW THEREFORE, the parties hereby agree to amend the Agreement as follows:

  Schedule A.  Schedule A to the Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.
  Ratification and Confirmation of Agreement.  In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis.  To the extent the provisions of the Agreement have not been amended by this Amendment, the Parties hereby confirm and ratify the Agreement.
  Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., facsimile or emailed (PDF)), and the parties hereby adopt as original any signatures received via electronically transmitted form.  Facsimile or electronic signatures will have the same legal effect as original signatures.
  Full Force and Effect.  Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.
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IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the day and year first above written.

JANUS DISTRIBUTOR LLC	JANUS SERVICES LLC

By:_/s/ Russ Shipman	By: /s/ David Kelley
Name: Russ Shipman	Name: David Kelley
Title: Head of Retirement Sales & Strategy	Title: Head of US Transfer Agency

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY ON BEHALF OF ITSELF AND EACH SEPARATE ACCOUNT LISTED ON SCHEDULE A

By: /s/ Steve Cramer
Name: Steve Cramer
Title: Chief Product Officer – Retirement Division

Schedule A
Separate Accounts and Associated Contracts
Name of Separate Account

Contracts Funded By Separate Account
PLAIC Variable Annuity Account S
Schwab Genesis Variable Annuity NY
Schwab Genesis Advisory Variable Annuity NY

Variable Annuity Account A of Protective Life
Protective Variable Annuity NY, Series B, C and L
Protective Variable Annuity II B Series NY
Protective Investors Benefit Advisory NY Variable Annuity